Exhibit 4(b)

SCHEDULE

ANNUITY NUMBER: [001-00001]	ISSUE DATE: [JULY 15, 2006]

TYPE OF BUSINESS: [NON-QUALIFIED]

OWNER: [JOHN DOE]	DATE OF BIRTH: [OCTOBER 21, 1970]	SEX: [MALE]

OWNER: [MARY DOE]	DATE OF BIRTH: [OCTOBER 15, 1970]	SEX: [FEMALE]

ANNUITANT: [JOHN DOE]	DATE OF BIRTH: [OCTOBER 21, 1970]	SEX: [MALE]

LATEST AVAILABLE ANNUITY DATE: [THE FIRST DAY OF THE CALENDAR MONTH NEXT FOLLOWING THE OLDEST OWNER’S OR ANNUITANT’S 95TH BIRTHDAY, WHICHEVER OCCURS FIRST.]

EARLIEST AVAILABLE ANNUITY DATE: ONE YEAR FROM THE ISSUE DATE, OR ONE YEAR FROM THE DATE ANY NEW ANNUITANT BECOMES THE ANNUITANT.

DEFAULT ANNUITY OPTION: IN THE ABSENCE OF AN ELECTION WE RECEIVE IN GOOD ORDER, MONTHLY PAYMENTS WILL COMMENCE UNDER FIXED LIFE INCOME ANNUITY OPTION 2 WITH 120 MONTHS CERTAIN.

PURCHASE PAYMENT: $[10,000]

[PURCHASE PAYMENT LIMITATION: PURCHASE PAYMENTS WILL BE ACCEPTED UP TO AND INCLUDING [AGE 85] BASED ON THE OLDEST NATURAL OWNER OR THE ANNUITANT IF THE ANNUITY IS OWNED BY AN ENTITY]

MINIMUM ADDITIONAL PURCHASE PAYMENT: $[100]

MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: $[50]

MINIMUM WITHDRAWAL AMOUNT: $[100]

MAXIMUM FREE WITHDRAWAL: [10%]

MINIMUM SURRENDER VALUE AFTER WITHDRAWAL: $[1,000]

MINIMUM ANNUITY PAYMENT: $20 PER MONTH

MAXIMUM NUMBER OF SUB-ACCOUNTS IN WHICH YOU MAY MAINTAIN ACCOUNT VALUE: [NOT APPLICABLE]

MINIMUM TRANSFER AMOUNT: $[50. WE MAY WAIVE THE MINIMUM TRANSFER AMOUNT.]

CREDITS: [NOT AVAILABLE]

SCHEDULE (CONTINUED)

CONTINGENT DEFERRED SALES CHARGE:

LENGTH OF TIME SINCE PURCHASE PAYMENT	PERCENTAGE OF PURCHASE PAYMENTS BEING LIQUIDATED
0-1 year	7.0%
1-2 years	7.0%
2-3 years	6.0%
3-4 years	5.0%
4 + years	0.0%

TRANSFER FEE: $[10 PER TRANSFER AFTER THE TWENTIETH IN ANY ANNUITY YEAR. WE MAY: (1) INCREASE THE TRANSFER FEE, BUT IT WILL NOT EXCEED $20 PER TRANSFER AFTER THE TWELFTH IN ANY ANNUITY YEAR AND (2) WAIVE THE TRANSFER FEE IF THE TRANSFER IS MADE IN A MODE ACCEPTABLE TO US.]

TRANSFER AMOUNT ALLOWED FROM A FIXED RATE OPTION: [100% OF THE ACCOUNT VALUE OF THE MATURING FIXED RATE OPTION ON ITS MATURITY DATE OR WITHIN 30 DAYS IMMEDIATELY AFTER THE MATURITY DATE.]

MAINTENANCE FEE: LESSER OF $30 OR 2% OF ACCOUNT VALUE, BUT ONLY IF THE ACCOUNT VALUE AT THE TIME THE FEE IS DUE IS LESS THAN $[100,000]. WE MAY CHANGE THE AMOUNT OVER WHICH WE WILL WAIVE THE MAINTENANCE FEE.

INSURANCE CHARGE: [1.50%]

[FIXED RATE OPTION:

MINIMUM INTEREST CREDITING RATE: [3.0%]

GUARANTEE PERIODS AND INITIAL INTEREST RATES AS OF THE ISSUE DATE:

GUARANTEE PERIODS	INITIAL INTEREST RATE	INITIAL ADDITIONAL ONE-YEAR INTEREST CREDITING RATE FOR THE GUARANTEE PERIOD SHOWN
[1 year	X%	X%
2 years	X%	X%
3 years	X%	X%
4 years	X%	X%
5 years	X%	X%
6 years	X%	X%
7 years	X%	X%
8 years	X%	X%
9 years	X%	X%
10 years	X%	X%]

THE ADDITIONAL INTEREST CREDITING RATE VARIES BASED UPON THE GUARANTEED PERIOD YOU ELECT, BUT IS CREDITED FOR ONE YEAR ONLY, BEGINNING ON THE DATE YOU ALLOCATE A PURCHASE PAYMENT, OR PART OF ONE, TO A FIXED RATE OPTION.

SCHEDULE (CONTINUED)

THE INITIAL INTEREST RATE CREDITED WILL BE [0.15%] LESS THAN THE RATE THAT WOULD BE CREDITED IF THE ANNUITY DID NOT CONTAIN AN INITIAL ADDITIONAL ONE-YEAR INTEREST CREDITING RATE. THIS REDUCTION IN THE INTEREST RATE WILL REMAIN IN EFFECT THROUGHOUT THE ACCUMULATION PERIOD. THE INTEREST RATE WILL NOT BE LESS THAN THE MINIMUM INTEREST CREDITING RATE SHOWN ABOVE.

PLEASE NOTE THAT THE GUARANTEE PERIODS AND CORRESPONDING INITIAL INTEREST RATES SHOWN ARE THOSE YOU SELECTED AT THE ISSUE DATE OF THIS ANNUITY. WE MAY OFFER DIFFERENT GUARANTEE PERIODS OF DIFFERENT DURATION AFTER THE ISSUE DATE. THE INITIAL INTEREST RATES SHOWN ARE EFFECTIVE ONLY AS OF THE ISSUE DATE. THE INTEREST RATES FOR NEW FIXED RATE OPTIONS MAY BE CHANGED PERIODICALLY.]

VARIABLE SEPARATE ACCOUNT(S): [ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A]

OFFICE:	[ANNUITY SERVICE CENTER
P.O. BOX 70178
PHILADELPHIA, PA 19176
TOLL-FREE: 1-866-695-2647
WEBSITE: WWW.ACCESSALLSTATE.COM]

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